Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2006

Owens & Minor Reports 7.4% Revenue Growth in

2nd Quarter 2006; Plans Significant Acquisition in

Acute-Care Sector

RICHMOND, VA….Owens & Minor (NYSE-OMI) reported revenue of $1.30 billion for the second quarter ended June 30, 2006, an improvement of 7.4% compared to revenue of $1.21 billion in the second quarter last year. Earnings for the quarter include a pre-tax charge of approximately $11.4 million, or $0.17 per diluted common share, related to the early retirement of debt, as the company refinanced $200 million in debt at a more favorable rate. Second quarter earnings also include the pre-tax negative impact of $1.2 million, or $0.02 per diluted share, resulting from the expensing of equity-based compensation associated with the implementation of a new accounting standard. Consequently, earnings per diluted common share (EPS) for the quarter were $0.26, compared to $0.40 in the prior year second quarter, while net income for the quarter was $10.5 million, compared to $16.0 million in the same period last year.

“During the quarter, we achieved our goals through strong sales growth, while continuing to drive efficiency and productivity in the core business,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Our recent performance has put us in an excellent position, as we prepare to bring on new business from the acquisition of McKesson’s acute-care distribution unit.”

Other Second Quarter Results

Operating earnings for the second quarter of 2006 were 2.4% of revenue, unchanged from second quarter last year. Gross margin for the quarter was 10.9% of revenue, improved from 10.6% in the same period last year. Selling, general and administrative expenses (SG&A) were 8.1% of revenue, compared to 7.9% of revenue in last year’s second quarter. Gross margin and SG&A results were higher as a result of growth in the company’s direct-to-consumer business, which has a higher gross margin and expense profile than the acute-care distribution business.

Asset Management

The company reported continuing strong asset management, resulting in operating cash flow of $20.4 million for the second quarter of 2006. Second quarter days sales outstanding (DSO) were 24.9, compared to DSO of 24.8 last year. For the quarter, inventory turns were 10.1 compared to turns of 10.7 for the second quarter last year.

Year-to-Date Results

For the six months ended June 30, 2006, revenue improved 6.6% to $2.56 billion, compared to revenue of $2.40 billion in the comparable period of 2005. Net income for the first half of 2006 was $27.0 million, compared to $31.9 million in the first six months of 2005. Year-to-date, diluted EPS was $0.67 compared to $0.80 in the first six months of last year. As described above, year-to-date pre-tax earnings results reflect the impact of an $11.4 million, or $0.17 per diluted common share, charge resulting from the company’s early retirement of debt. Year-to-date pre-tax earnings also include the expensing of equity-based compensation associated with the implementation of a new accounting standard ($1.6 million) and expenses resulting from the company’s first-quarter move to its new headquarters ($0.9 million), for an impact of approximately $0.04 per diluted common share.

Year-to-date, operating earnings were 2.4% of revenue, compared to 2.4% in the first half of 2005. Gross margin for the first half of 2006 was 10.8% of revenue, improved from gross margin of 10.6% in the first six months of 2005. SG&A was 8.0% of revenue compared to SG&A of 7.9% last year. Gross margin and SG&A results were both higher as a result of growth in the company’s direct-to-consumer business. Year-to-date, cash flow from operations was $42.1 million.

Acute-Care Acquisition Update

On July 10, Owens & Minor signed a definitive agreement to acquire certain assets of the acute-care medical and surgical supply distribution business of McKesson Medical-Surgical, a business unit of McKesson Corporation, for approximately $170 million. The acquisition, which is expected to generate at least $800 million in incremental annual revenue for Owens & Minor, includes net inventory valued at approximately $130 million, acute-care customer contracts, and certain leased distribution centers and acute-care field organization employees, including an experienced acute-care sales force. Subject to various closing conditions and approval from federal regulatory agencies, the transaction is expected to close in the fall. The two companies also signed a fee-for-service transition-services agreement, under which Owens & Minor will compensate McKesson for providing distribution and support services on behalf of Owens & Minor during the six-month customer conversion plan. The company expects to provide additional information on the transition plan subsequent to the close of the transaction. On July 18, 2006, Owens & Minor filed its premerger notification for federal review of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The company anticipates that the federal review will take a minimum of 30 days.

“We are very excited about this pending acquisition. Truly, this is a unique opportunity and a great strategic fit for Owens & Minor, as it will add scale and talent to our business,” said Smith. “For our new acute-care customers, we look forward to demonstrating our expertise in managing the healthcare supply chain and introducing them to our value-added products and services. Owens & Minor and McKesson have committed to a transition plan aimed at an accelerated, but orderly, transfer of the business. Naturally, we expect to incur increased costs during the transition period, but we view this as an essential investment in assuring the successful conversion of these important customer relationships.”

2006 Outlook

The company anticipates that it will report revenue growth in the 6 to 8% range, and diluted EPS in a range of $1.75 to $1.80, excluding an $11.4 million second-quarter charge resulting from the company’s early retirement of debt.

The outlook also excludes the expected revenues, as well as the expected dilutive EPS effect, during the transition period of the pending acquisition of the McKesson acute-care business. The company anticipates that the impact to earnings will be in a range of $10 to $15 million before taxes over the course of the six-month transition period, with greater dilution at the beginning of the period. Following the transition period, the company expects the transaction to be accretive.

Quarterly Highlights

Owens & Minor Completed Public Offering of $200 million of 6.35% Senior Notes

In April, the company completed a successful public offering of $200 million in 6.35% Senior Notes due 2016. The net proceeds, together with available cash, were used to purchase the company’s then-outstanding $200 million of 8 1/2% Senior Subordinated Notes due 2011. Owens & Minor was assigned an investment grade rating by both Standard & Poor’s and Fitch Ratings for these new notes.

Owens & Minor Signed 5-Year Agreement with Novation

During the quarter, Owens & Minor signed a five-year agreement with Novation, the healthcare contracting services company for the 2,500 members of VHA Inc., and the University HealthSystem Consortium (UHC), for distribution of medical and surgical supplies to acute-care provider members. The new contract, effective from September 1, 2006 through August 31, 2011, extends a long-term relationship between Owens & Minor and Novation.

Access Acquired Key Diabetes Supply Co.

On June 30, 2006, Access Diabetic Supply, Owens & Minor’s direct-to-consumer supply company, acquired Key Diabetes Supply Co., a small, Michigan-based, direct-to-consumer diabetes supply company. The acquisition will add to Access’ growing customer base, now estimated at 136,000 customers.

Cleveland Clinic Health System Chooses QSightTM Clinical Inventory Management Solution

The Cleveland Clinic Health System (CCHS), ranked the third best hospital in the nation by U.S. News & World Report in 2006, signed a multi-year agreement to implement Owens & Minor’s innovative QSightTM clinical-inventory management solution throughout its hospitals in Cleveland and Florida. Under the new three-year agreement, Cleveland Clinic will use QSightTM, a Web-based solution, to manage an estimated $50 million of inventory in at least 30 key hospital areas, including operating rooms and other clinical areas such as cardiology, radiology and endoscopy.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call and Webcast Information: The second quarter 2006 conference call is scheduled for Thursday, July 20, 2006 at 8:30 a.m. Eastern Time. The telephone number for the conference call is: 800-901-5241; with access code is “Owens & Minor.” A playback of the call will be available for five business days at 888-286-8010 with access code #29735579. The conference call will also be Webcast at www.owens-minor.com under the Investor Relations section.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; Chuck Graves, Director, Finance, 804-723-7556; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-723-7555.

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended June 30,
	2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$1,300,315	100.0%	$1,210,894	100.0%	7.4%
Cost of revenue	1,159,086	89.1	1,082,126	89.4	(7.1)

Gross margin	141,229	10.9	128,768	10.6	9.7
Selling, general and administrative expenses	104,764	8.1	96,075	7.9	(9.0)
Depreciation and amortization	6,251	0.5	5,147	0.4	(21.4)
Other operating income and expense, net	(1,012)	(0.1)	(960)	(0.1)	5.4

Operating earnings	31,226	2.4	28,506	2.4	9.5
Interest expense, net	2,346	0.2	2,905	0.2	19.2
Loss on early extinguishment of debt	11,411	0.9	—	—	n/m

Income before income taxes	17,469	1.3	25,601	2.1	(31.8)
Income tax provision	6,980	0.5	9,628	0.8	27.5

Net income	$10,489	0.8%	$15,973	1.3%	(34.3)%

Net income per common share—basic	$0.26		$0.40
Net income per common share—diluted	$0.26		$0.40

Weighted average shares—basic	39,862		39,490
Weighted average shares—diluted	40,343		40,021

	Six Months Ended June 30,
	2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$2,562,314	100.0%	$2,404,494	100.0%	6.6%
Cost of revenue	2,284,895	89.2	2,149,888	89.4	(6.3)

Gross margin	277,419	10.8	254,606	10.6	9.0
Selling, general and administrative expenses	205,820	8.0	190,027	7.9	(8.3)
Depreciation and amortization	11,879	0.5	8,594	0.4	(38.2)
Other operating income and expense, net	(1,932)	(0.1)	(2,071)	(0.1)	(6.7)

Operating earnings	61,652	2.4	58,056	2.4	6.2
Interest expense, net	5,403	0.2	6,230	0.3	13.3
Loss on early extinguishment of debt	11,411	0.4	—	—	n/m

Income before income taxes	44,838	1.7	51,826	2.2	(13.5)
Income tax provision	17,846	0.7	19,934	0.8	10.5

Net income	$26,992	1.1%	$31,892	1.3%	(15.4)%

Net income per common share—basic	$0.68		$0.81
Net income per common share—diluted	$0.67		$0.80

Weighted average shares—basic	39,798		39,409
Weighted average shares—diluted	40,308		39,951

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$74,104	$71,897
Accounts and notes receivable, net	377,283	353,102
Merchandise inventories	470,230	439,887
Other current assets	32,069	29,666

Total current assets	953,686	894,552
Property and equipment, net	56,105	51,942
Goodwill, net	242,749	242,620
Intangible assets, net	20,543	18,383
Other assets, net	32,481	32,353

Total assets	$1,305,564	$1,239,850

Current liabilities
Accounts payable	$443,520	$387,833
Accrued payroll and related liabilities	9,497	12,701
Other accrued liabilities	82,503	88,334

Total current liabilities	535,520	488,868
Long-term debt	197,698	204,418
Other liabilities	38,361	34,566

Total liabilities	771,579	727,852

Shareholders’ equity
Common stock	80,286	79,781
Paid-in capital	139,679	133,653
Retained earnings	322,321	307,353
Accumulated other comprehensive loss	(8,301)	(8,789)

Total shareholders’ equity	533,985	511,998

Total liabilities and shareholders’ equity	$1,305,564	$1,239,850

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2006	2005
Operating activities
Net income	$26,992	$31,892
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,879	8,594
Loss on early extinguishment of debt	11,411	—
Provision for LIFO reserve	5,070	5,493
Stock-based compensation expense	2,945	1,051
Provision for losses on accounts and notes receivable	4,535	1,697
Deferred direct response advertising costs	(4,842)	(2,421)
Changes in operating assets and liabilities:
Accounts and notes receivable	(28,184)	6,901
Merchandise inventories	(35,320)	27,853
Accounts payable	59,811	45,553
Net change in other current assets and current liabilities	(12,249)	(8,362)
Other, net	22	3,135

Cash provided by operating activities	42,070	121,386

Investing activities
Additions to property and equipment	(8,286)	(14,093)
Additions to computer software	(2,869)	(1,510)
Acquisition of intangible assets	(2,090)	—
Net cash paid for acquisitions of businesses	(3,721)	(60,619)
Other, net	(493)	11

Cash used for investing activities	(17,459)	(76,211)

Financing activities
Net proceeds of issuance of long-term debt	198,134	—
Repayment of long-term debt	(210,449)	—
Cash dividends paid	(12,024)	(10,340)
Proceeds from exercise of stock options	2,924	3,452
Excess tax benefits related to stock-based compensation	1,221	—
Decrease in drafts payable	(4,500)	(19,877)
Other, net	2,290	(122)

Cash used for financing activities	(22,404)	(26,887)

Net increase in cash and cash equivalents	2,207	18,288
Cash and cash equivalents at beginning of period	71,897	55,796

Cash and cash equivalents at end of period	$74,104	$74,084

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
Operating results:
Revenue	$1,300,315	$1,261,999	$1,215,949	$1,201,971	$1,210,894

Gross margin	$141,229	$136,190	$130,781	$130,725	$128,768
Gross margin as a percent of revenue	10.9%	10.8%	10.8%	10.9%	10.6%

SG&A expense	$104,764	$101,056	$95,086	$95,393	$96,075
SG&A expense as a percent of revenue	8.1%	8.0%	7.8%	7.9%	7.9%

Operating earnings	$31,226	$30,426	$28,305	$31,071	$28,506
Operating earnings as a percent of revenue	2.4%	2.4%	2.3%	2.6%	2.4%

Net income	$10,489	$16,503	$15,738	$16,790	$15,973

Net income per common share—basic	$0.26	$0.42	$0.40	$0.42	$0.40

Net income per common share—diluted	$0.26	$0.41	$0.39	$0.42	$0.40

Accounts receivable:
Accounts and notes receivable, net	$377,283	$378,066	$353,102	$351,129	$345,155

Days sales outstanding	24.9	25.5	26.3	26.0	24.8

Inventory:
Merchandise inventories	$470,230	$444,722	$439,887	$418,489	$403,213

Average inventory turnover	10.1	10.3	10.0	10.3	10.7

Financing:
Long-term debt	$197,698	$203,009	$204,418	$205,197	$206,357

Stock information:
Cash dividends per common share	$0.15	$0.15	$0.13	$0.13	$0.13

Stock price at quarter-end	$28.60	$32.77	$27.53	$29.35	$32.35